UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2017

IMPRIMIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12264 El Camino Real, Suite 350
San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2017, Imprimis Pharmaceuticals, Inc. (the “Company”) entered into two asset purchase and license agreements (the “License Agreements”) with its previously wholly owned subsidiary, Eton Pharmaceuticals, Inc. (“Eton”).

Pursuant to the terms of the License Agreements, the Company assigned and licensed to Eton certain intellectual property and related rights to develop, formulate, make, sell, and sub-license formulations of synthetic corticotropin and injectable pentoxifylline (collectively, the “Products”). Eton is required to make royalty payments to the Company of six percent (6%) of net sales of the Products while any patent rights remain outstanding and then three percent (3%) of net sales thereafter. In addition, Eton is required to make certain milestone payments to the Company including payments of $50,000 upon initial patent issuances for each Product.

The License Agreements were conditioned upon Eton receiving net proceeds of the sale of its equity securities of not less than ten million dollars ($10,000,000). On June 16, 2017 and June 20, 2017, Eton entered into definitive stock purchase agreements with accredited investors for the purchase of Eton’s Series A Stock (as defined below), totaling approximately twenty million dollars ($20,000,000) of gross proceeds and net proceeds of approximately eighteen million dollars ($18,000,000) (the “Series A Round”). The initial closing of the Series A Round occurred on June 19, 2017, and an additional closing is expected to occur on or about June 26, 2017.

On May 1, 2017, the Company and Eton entered into a Management Services Agreement (the “MSA”), whereby the Company will provide to Eton certain administrative services and support, including bookkeeping, web services and human resources related activities, and Eton will pay the Company a monthly amount of ten thousand dollars ($10,000). The MSA is terminable by either party upon written notice.

The Company’s Chief Executive Officer, Mark L. Baum, and Chief Financial Officer, Andrew R. Boll, are currently directors of Eton. The Company anticipates Mr. Boll will resign as a director of the Eton board within the next six months. Eleven employees of the Company (including Mr. Baum and Mr. Boll) have entered into consulting agreements with Eton to provide supplemental services to assist Eton in its operations until it is able to employ its own management team.

Item 8.01 Other Information

The Company currently owns three million five hundred thousand (3,500,000) shares of Eton common stock, which is approximately 27% of the equity and voting interests of Eton following the close of the Series A Round.

The Series A Round was the sale of Series A Preferred Stock (the “Series A Stock”) of Eton at a purchase price of $3.00 per share. The Series A Stock is convertible into common stock of Eton at a maximum price of $3.00 a share, and not less than $2.25 a share, ultimately dependent upon subsequent financings and other certain conditions. The Series A Stock will vote together with the common stock and all other shares of stock of Eton having general voting power and will be entitled to the number of votes equal to the number of shares of common stock in to which such share of Series A Stock could be converted into at the record date for determination of the stockholders entitled to vote on such matters. The Series A Stock holds liquidation preference over all other equity interests in Eton. The Series A Stock shareholders are owed a dividend amount equal to six percent (6%) per annum subject to change in the event of default.

The Series A Stock has mandatory conversion requirements into common stock of Eton upon events, including an underwritten initial public offering of Eton common stock (“IPO”). Eton is required to file a registration statement on Form S-1 with the United States Securities and Exchange Commission within nine months of the closing and complete and IPO by December 31, 2018, subject to extension upon written approval of the holders of a majority of the Series A Stock.

The foregoing is only a brief description of the License Agreements and MSA does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the document, which is filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Asset Purchase and License Agreement (pentoxifylline) dated May 9, 2017 between Imprimis Pharmaceuticals, Inc. and Eton Pharmaceuticals, Inc.

10.2	Asset Purchase and License Agreement (corticotropin) dated May 9, 2017 between Imprimis Pharmaceuticals, Inc. and Eton Pharmaceuticals, Inc.

10.3	Amend and restated articles of incorporation of Eton Pharmaceuticals, Inc. filed on June 15, 2017

10.4	Management Services Agreement dated May 1, 2017 between Imprimis Pharmaceuticals, Inc. and Eton Pharmaceuticals, Inc.

99.1	Press Release issued by Eton Pharmaceuticals, Inc. and Imprimis Pharmaceuticals, Inc. on June 20, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

Dated: June 20, 2017	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Chief Financial Officer